Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 18, 2013, with respect to the consolidated financial statements included in the Annual Report of Sandy Spring Bancorp, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Sandy Spring Bancorp, Inc. on Forms S-8 (File No.’s 33-48453, amended December 16, 1996; 333-81249, effective June 22, 1999, as amended on December 17, 2002; 333-126701, effective July 19, 2005; 333-166808, effective May 13, 2010; and 333-174664, effective June 2, 2011).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 14, 2014